Exhibit 10.2

AGREEMENT

AGREEMENT (“Agreement”), dated as of March 28, 2003, by and between New Plan Excel Realty Trust, Inc., a Maryland corporation (successor to Excel Realty Trust, Inc.) (the “Company”), and William Newman (“Executive”).

RECITALS

A.            Executive is currently Chairman of the Board of the Company.

B.            The Company and Executive entered into an employment agreement dated as of September 17, 1998 (the “Employment Agreement”).  Pursuant to the terms of the Employment Agreement, the term of the “Employment Period” under the Employment Agreement expires on September 28, 2003.

B.            The Company desires to extend the “Employment Period” under the Employment Agreement for a term of two (2) years (i.e., from September 28, 2003 until September 28, 2005) and otherwise on the same terms and conditions as the Employment Agreement, except as otherwise provided below.

AGREEMENT

IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree to modify the terms of the Employment Agreement as follows:

1.                                       The two one-year extensions of the Employment Period are hereby effective and accordingly the Employment Period under the Employment Agreement shall expire on September 28, 2005.

2.                                       During the period September 28, 2003 through September 28, 2005, the Employment Payment under the Employment Agreement shall be $ 350,000 per year.

3.                                       In consideration of and as a condition to the payments to be made to Executive pursuant to paragraph 2 above, Executive acknowledges and agrees that the Company shall have no further obligations under or with respect to that certain Split Dollar Agreement (the “Split Dollar Agreement”), dated as of October 4, 1993, between New Plan Realty Trust (predecessor to the Company) and Debra Bernstein and Melvin Newman, as trustees under the William Newman Trust (the “Trustees”) (including any obligation to make any prior or future premium or other payments); however, the Company shall nonetheless retain its right to (i) receive out of any amount payable under the insurance policies covered under the Split Dollar Agreement on account of the death of the insured or (ii) obtain upon surrender of any policy covered under the Split Dollar Agreement, an amount equal to the total premium payments made by the Company in respect of such policies (which amount the Company and Executive acknowledge and agree is $1,350,000).   In furtherance of the foregoing, Executive acknowledges that simultaneously with the execution of this Amendment, an amendment to the Split Dollar Agreement shall be entered into by the Company and the trustees evidencing the above agreements relating to the Split Dollar Agreement (the “Split Dollar Amendment”).   In addition, the Company acknowledges and agrees that Executive shall have no obligations to the Company under the Split Dollar Agreement and any rights, obligations, etc. under the Split Dollar Agreement are as between the Trustees and the Company as set forth in the Split Dollar Agreement, as amended by the Split Dollar Amendment.

4.                                       Executive shall have the continued use of the new Lexus automobile purchased by the Company.

5.                                       Except as herein provided, all of the terms and provisions of the Employment Agreement shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

NEW PLAN EXCEL REALTY TRUST, INC., a Maryland corporation

By:	/s/ GLENN J. RUFRANO
Name: Glenn J. Rufrano
Title: Chief Executive Officer

WILLIAM NEWMAN

/s/ WILLIAM NEWMAN